Exhibit 3.3

DocuSign Envelope ID: C6C3FB70-8648-46EF-A085-B3144076534A

Filed in the Office of	Business Number E0473092008-2
Barbara K. Cegavske	Filing Number 20211885485
Secretary of State State Of Nevada	Filed On 11/10/2021 12:09:00 PM
	Number of Pages 13

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

ESPORTS ENTERTAINMENT GROUP, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Corporation hereby designates, creates, authorizes, and provides for the issue of 10% Series A Cumulative Redeemable Convertible Preferred Stock, par value $0.001 par value per share , consisting of one million (10,000,000) shares, having the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth therein.

See attached Certificate of Designation of 10% Series A Cumulative Redeemable Convertible Preferred Stock.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

DocuSigned by:
Grant Johnson
9405733961C540E...
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

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DocuSign Envelope ID: 3786CFD9-1C25-40EA-85C0-6DD1210DD427

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0473092008-2
Barbara K. Cegavske	Filing Number 20211889429
Secretary of State State Of Nevada	Filed On 11/12/2021 9:08:00 AM
	Number of Pages 1

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

Esports Entertainment Group, Inc.

2. Description of the original document for which correction is being made:

Certificate of Designation

3. Filing date of the original document for which correction is being made: 11/10/2021

4. Description of the inaccuracy or defect:

Typos in Box #2 on the Nevada cover page for the Certificate of Designation

5. Correction of the inaccuracy or defect:

The words in box #2 on the cover page of the Certificate of Designation are replaced in their entirety with the following:
A series of preferred stock consisting of 1,725,000 shares is created, established, and designated as 10.0% Series A Cumulative Redeemable Convertible Preferred Stock with a par value of $0.001 per share ("Series A Convertible Preferred Stock") with a maturity date of November 15, 2026.

See attached Certificate of Designation of 10% Series A Cumulative Redeemable Convertible Preferred Stock.

6. Signature:

DocuSigned by:
Grant Johnson
9405733961C540E...

Authorized Signature | Chief Executive Officer **Title *** | 11/12/2021 **Date**

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Correction
Revised: 1-5-15

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CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES
10.0% SERIES A CUMULATIVE REDEEMABLE CONVERTIBLE PREFERRED STOCK

OF
ESPORTS ENTERTAINMENT GROUP, INC.

The undersigned, Grant Johnson, does hereby certify that:

1. He is the Chief Executive Officer, of Esports Entertainment Group, Inc., a Nevada Corporation (the “Corporation” or the “Company”).

2. The Corporation is authorized to issue up to 10,000,000 shares of preferred stock.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Articles of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of ten million (10,000,000) shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to as 10.0% Series A Cumulative Redeemable Convertible Preferred Stock, a series of the preferred stock, which shall consist of, up to One Million Seven Hundred Twenty Five Thousand (1,725,000) shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of Series A Cumulative Redeemable Convertible Preferred Stock, a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

1)	Series A Cumulative Convertible Preferred Stock. A series of preferred stock consisting of 1,725,000 shares is created, established, and designated as 10.0% Series A Cumulative Redeemable Convertible Preferred Stock with a par value of $0.001 per share (“Series A Convertible Preferred Stock”) with a maturity date of November 15, 2026.

2)	Ranking. The Series A Convertible Preferred Stock will rank, with respect to rights to the payment of dividends pursuant to Section 3 hereof and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, (1) senior to all classes of series of the Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”) and all classes or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Convertible Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, (2) on parity with all equity expressly designated as ranking on parity with the Series A Convertible Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, and (3) junior to all classes or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking senior to the Series A Convertible Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up and to all of the Corporation’s existing and future indebtedness. The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series A Convertible Preferred Stock prior to conversion or exchange.

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3)	Dividends.

a)	The holders of the Series A Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available for the payment of dividends, preferential cumulative dividends in cash at the annual rate of 10% per annum per share and no more, payable in equal monthly installments on the last day of each calendar month (the “Dividend Payment Date”); provided, however, that if the last day of a calendar month is not a Business Day, then the dividend which would otherwise have been payable on such date may be paid, at the Corporation’s option, on either the immediately preceding Business Day or the next succeeding Business Day, in each case with the same force and effect as if paid on the last day of such calendar month, and no interest or additional dividends or other sums shall accrue on the amount so payable from the last day of such calendar month to such next succeeding Business Day. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of each calendar month. Dividends payable on the Series A Convertible Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months, provided that for partial dividend periods, dividend payments will be pro rated, unless otherwise provided in the applicable securities offering and sale documents. The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date. So long as any shares of the Series A Convertible Preferred Stock are outstanding, no dividends will be paid or declared, in cash or otherwise, nor will any other distribution be made, on the Common Stock or on any other stock which is junior to the Series A Convertible Preferred Stock as to dividends (“Junior Securities”), unless:

i)	there will be no arrearages in dividends on the Series A Convertible Preferred Stock for any past dividend period, and the full dividend on the Series A Convertible Preferred Stock for the current dividend period will have been or will then be paid or declared and funds set aside for it; and
ii)	the Corporation will not be in default on its obligation to redeem any of the shares of Series A Convertible Preferred Stock called for redemption.

As used herein, the term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are required by law, regulation or executive order to close

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b)	In addition to the dividends provided in Section 3(a), in the event of any dividend or distribution declared on or paid on the Common Stock, the holders of Series A Convertible Preferred Stock shall be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Series A Convertible Preferred Stock had converted the Series A Convertible Preferred Stock into Common Stock at an assumed conversion price equal to the quotient obtained by dividing the $11.00 liquidation preference of the Series A Convertible Preferred Stock by the closing price of the Common Stock on the exchange upon which the Common Stock is then listed or quoted on the record date (the “Record Date”) for determining dividends on the Common Stock or if no Record Date has been set, then the date upon which the dividend is declared upon the shares of Common Stock (the “Declaration Date” and together with the Record Date, the “Distribution Date”) as if the holders of Series A Convertible Preferred Stock held such shares of Common Stock on such date. If, on the Distribution Date, the Common Stock is not listed or quoted on an exchange or the OTC Markets, the closing price of a share of Common Stock shall be determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Series A Convertible Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

4)	Treasury Shares of Convertible Preferred Stock. Shares of Series A Convertible Preferred Stock redeemed, converted, exchanged, purchased, retired, or surrendered to the Corporation, or which have been issued and reacquired in any manner, will upon compliance with any applicable provisions of Chapter 78 of the Nevada Revised Statutes, have the status of authorized and unissued shares of Series A Convertible Preferred Stock and may be reissued by the Board of Directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series.

5)	Restrictions on Common Stock. So long as any shares of the Series A Convertible Preferred Stock are outstanding, no shares of any stock junior to the Series A Convertible Preferred Stock will be purchased, redeemed, or otherwise acquired by the Corporation or by any subsidiary except in connection with:

a)	a reclassification or exchange of any stock junior to the Series A Convertible Preferred Stock through the issuance of other stock junior to the Series A Convertible Preferred Stock both as to dividends and upon liquidation, or

b)	the purchase, redemption, or other acquisition of any stock junior to the Series A Convertible Preferred Stock with proceeds of a reasonably contemporaneous sale of other stock junior to the Series A Convertible Preferred Stock both as to dividends and upon liquidation, nor will any funds be set aside or made available for any purchase, retirement, or sinking fund for the purchase or redemption of any stock junior to the Series A Convertible Preferred Stock, unless

i)	there will be no arrearages in dividends on the Series A Convertible Preferred Stock for any past monthly dividend period; and
ii)	the Corporation will not be in default on its obligation to redeem any of the shares of Series A Convertible Preferred Stock called for redemption.
iii)	Subject to the foregoing provisions, dividends (payable in cash, property, or stock junior to the Series A Convertible Preferred Stock) as may be determined by the Board of Directors may be declared and paid from time to time on the shares of any stock junior to the Series A Convertible Preferred Stock, without any right of participation therein by the holders of Series A Convertible Preferred Stock, except as otherwise provided Section 3.
iv)	If there are any arrearages in dividends for any past quarterly dividend period on any series of preferred stock ranking on a parity with the Series A Convertible Preferred Stock as to dividends, or if the full dividend for the current quarterly period will not have been paid or declared and funds set aside therefor on all series of preferred stock ranking on a parity with the Series A Convertible Preferred Stock as to dividends to the extent that dividends on the other series of preferred stock are cumulative, any dividends paid or declared on the Series A Convertible Preferred Stock or on any other series of preferred stock ranking on a parity with the Series A Convertible Preferred Stock as to dividends will be shared ratably by the holders of the Series A Convertible Preferred Stock and the holders of all other series of preferred stock ranking on a parity with the convertible stock as to dividends in proportion to respective arrearages and unpaid and undeclared current quarterly cumulative dividends.

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6)	Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the holders of the Series A Convertible Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the $11.00 per share, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Series A Convertible Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate liquidation preference allocable to all outstanding shares of Series A Convertible Preferred Stock immediately prior to such event is the same immediately after giving effect to such event. The Corporation shall mail written notice of any such Liquidation, not less than forty-five (45) days prior to the payment date stated therein, to each holder.

7)	Redemption.

a)	The Series A Convertible Preferred Stock is redeemable, at the option of the Board of Directors, in whole or in part, at any time on or after January 1, 2023, at a per share redemption price of $11.00 plus an amount equal to all dividends accrued or in arrears on the shares to be redeemed to the date fixed for redemption (the total amount to be so paid, including all dividends accrued or in arrears on the shares to be redeemed to the date fixed for redemption being referred to as the redemption price). In any event the Corporation must redeem any outstanding shares of the Series A Convertible Preferred Stock on November 15, 2026 at the redemption price.

b)	“Change of Control” means (a) any sale, transfer, conveyance or disposition (including through an exclusive license of intellectual property) in one or a series of transactions of all or substantially all of the consolidated assets of the Company to a person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended , and the rules and regulations promulgated thereunder (the “Exchange Act”)), other than to a subsidiary of the Company or a person that becomes a subsidiary of the Company; or (b) any sale, consolidation, merger, recapitalization or other transaction of the Company with or into another person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (whether or not the Company is the surviving Compfany) that results in the holders of Common Stock (or other voting stock of the Company, including shares of Common Stock determined on an as-converted basis assuming all preferred stock then outstanding had been converted pursuant to Section 8 as of immediately prior to such sale, consolidation or merger) immediately prior to such sale, consolidation, merger, recapitalization or other transaction failing to hold at least a majority of the Common Stock (or other voting stock of the Company of the resulting entity or its parent company, as determined on an as-converted basis). Upon the occurrence of a Change of Control, the Company shall redeem, out of funds legally available therefor, all of the then-outstanding outstanding shares of the Series A Convertible Preferred Stock (a “Change of Control Redemption”) for a price per share equal to the redemption price. In connection with a Change of Control, the Company shall provide written notice of the proposed Change of Control at least prior to the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or if later and subject to this Section 7(b), promptly after the Company discovers that a Change of Control may occur). Any such Change of Control Redemption shall occur on the date of consummation of the Change of Control and in accordance with a written notice from the Company (the “Change of Control Redemption Notice”), which must be delivered by the Company at least five (5) Business Days prior to the consummation of such Change of Control; provided, however, that if shares of the Series A Convertible Preferred Stock are held in book-entry form through DTC, any Change of Control Redemption Notice may be given to holders at such time in any manner required or permitted by the procedures of DTC. In exchange for the surrender to the Company by the respective holders of shares of the Series A Convertible Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such shares on or after the applicable Change of Control Redemption Date, the redemption price for the shares of the Series A Convertible Preferred Stock being redeemed shall be payable in cash by the Company in immediately available funds to the respective holders of the Series A Convertible Preferred Stock, except to the extent prohibited by applicable Nevada law.

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c)	Other than a Change of Control Redemption Notice, the notice of each redemption will be mailed not less than ten (10) days nor more than thirty (30) days prior to the date fixed for redemption to each holder of record of shares of the Series A Convertible Preferred Stock to be redeemed, at the holder’s address as the same may appear on the books of the Corporation. In case of a redemption of a part only of any Series A Convertible Preferred Stock, the shares to be redeemed will be selected pro rata or by lot or in such other manner as the Board of Directors may determine. Except as otherwise provided in this Section 7, the Board of Directors will have full power and authority to prescribe the manner in which and the terms and conditions upon which the Series A Convertible Preferred Stock may be redeemed from time to time.

d)	If any notice of redemption will have been duly given, dividends on the shares of Series A Convertible Preferred Stock so called for redemption will continue to accrue and be cumulative until the date fixed for redemption in the notice of redemption and will cease to accrue and be cumulative on the date (unless default will be made by the Corporation in the payment of the redemption price pursuant to such notice), and on the date, or on any prior date on which the redemption price will be deposited in trust as provided in Section 7(e) of this Certificate of Designation, all rights of the holders of the shares of Series A Convertible Preferred Stock so called for redemption cease and terminate with respect to the shares except (i) the right to receive the redemption price upon surrender of the certificates representing the shares of Series A Convertible Preferred Stock so called for redemption, but without interest, and (ii) the right of conversion created by Section 8 with respect to the shares.

e)	If, before the redemption date specified in any notice of redemption of any shares of Series A Convertible Preferred Stock, the Corporation will deposit the redemption price with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50 million, in trust for payment on the redemption date to the holders of the shares of Series A Convertible Preferred Stock to be redeemed, from and after the date of such deposit, all rights of the holders of the shares so called for redemption cease and terminate except as otherwise provided in this Section 7. Any funds so deposited which are not required for any redemption because of the exercise of the right of conversion after the date of the deposit will be returned to the Corporation. The Corporation shall be entitled to receive from the depositary the interest, if any, on the funds deposited with it, and the holders of the shares so redeemed will have no claim to any interest. Any funds so deposited and remaining unclaimed at the end of two years from the redemption date will, if thereafter requested by the Board of Directors, be repaid to the Corporation.

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f)	The Corporation will not be required to register a transfer of any share of Series A Convertible Preferred Stock (i) within twenty (20) days preceding any selection for redemption of any share of Series A Convertible Preferred Stock or (ii) which has been selected for redemption.

g)	During the continuance of any arrearages in dividends for any past monthly dividend period or a failure in fulfillment of any redemption obligation on Series A Convertible Preferred Stock, except as otherwise permitted by this Section 7, the Corporation will not purchase or redeem any shares of Series A Convertible Preferred Stock or of any other series of preferred stock ranking on a parity with the Series A Convertible Preferred Stock as to dividends or upon liquidation, nor permit any subsidiary to do so, without the consent given in writing without a meeting or affirmative vote given in person or by proxy at a meeting called for the purpose, by the holders of at least 80% of all the shares of Series A Convertible Preferred Stock and of stock of any other class or series of preferred stock then outstanding and ranking on a parity with Series A Convertible Preferred Stock as to dividends on which there are arrearages, voting together as a single class, provided that (i) to meet the requirements of any purchase, retirement, or sinking fund provisions relating to any such series of preferred stock, the Corporation may use shares of the series of preferred stock acquired by it prior to the arrearages in dividends or failure of payment and then held by it as treasury stock, valued at redemption price, and (ii) the Corporation may complete the purchase or redemption of shares of the series of preferred stock for which a purchase contract was entered into for any purchase, retirement, or sinking fund purposes, or the notice of redemption of which was initially mailed, prior to the arrearages in dividends or failure of payment.

8)	Conversion to Common Stock.

a)	Each share of Series A Convertible Preferred Stock is convertible at the option of the holder into fully paid and nonassessable shares of Common Stock, at the conversion price equal to $17.50 (the “Conversion Price”). In case any shares of Series A Convertible Preferred Stock are called for redemption, the right of conversion ceases and terminates, as to the shares so called for redemption, at the close of business on the seventh (7th) day prior to the date fixed for redemption unless default will be made in the payment of the redemption price. Notwithstanding the foregoing, if the last day for the exercise of the conversion right will be a day on which banking institutions are authorized by law to close in the city in which VStock Transfer, LLC, or such other transfer agent as the Corporation may designate in its sole discretion from time to time (the “Transfer Agent”), is located, then the conversion right may be exercised on the next succeeding day which is not a day on which banking institutions in such city are so authorized by law to close. No adjustment will be made for dividends accumulated on any shares of Series A Convertible Preferred Stock so converted nor for dividends on any Common Stock of the Corporation that will be issuable on any conversion.

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b)	To exercise the conversion right, the holder of any shares of Series A Convertible Preferred Stock to be converted will surrender the certificate or certificates representing the shares for conversion to the Transfer Agent and will give written notice to the Transfer Agent that the holder elects to convert the shares of Series A Convertible Preferred Stock. The notice will also state the name or names (with addresses and taxpayer identification numbers) in which the certificate or certificates representing shares of Common Stock are issuable on the conversion and the certificate representing shares of Series A Convertible Preferred Stock, if any, which are not to be converted (the “balance certificate”) will be issued. Any certificate for Series A Convertible Preferred Stock surrendered for conversion will, unless the certificate representing the shares issuable on conversion (and the balance certificate, if any) are to be issued in the same name as the record holder of such certificate, be duly endorsed by, or the accompanied by instruments of transfer in form satisfactory to the Corporation duly executed by, the record holder or the holder’s duly authorized attorney.

c)	As soon as practicable after the receipt of the certificates representing the shares surrendered for conversion, accompanied by the notice required by Section 8(b), the Corporation will issue and will deliver to the record holder of the shares so surrendered for conversion, or on the holder’s written order, a certificate or certificates for the number of full common shares issuable upon the conversion of the shares of Series A Convertible Preferred Stock and a balance certificate, if any. The conversion will be deemed to have been effected on the date on which the Transfer Agent will have received the certificates representing shares of Series A Convertible Preferred Stock and the notice, the conversion will be at the Conversion Price and the person or persons in whose name or names any certificate or certificates for Common Stock of the Corporation will be issuable upon the conversion or into whose name or names the balance certificate, if any, is to be transferred will be deemed to have become on the date the holder or holders of record of the shares represented by them; provided, however, that any surrender on any date when the stock transfer books of the Corporation will be closed will not be deemed to constitute the person or persons in whose name or names the certificates of the Common Stock of the Corporation are to be issued or into whose name or names the balance certificate, if any, is to be transferred as the record holder or holders of the shares represented thereby for any purpose until the close of business on the next succeeding day on which the stock transfer books will be open, but the conversion will nevertheless be at the Conversion Price.

d)	The Corporation will not be required to issue fractional shares of Series A Convertible Preferred Stock or of Common Stock upon conversion of shares of Series A Convertible Preferred Stock. Fractional shares shall be rounded to the nearest whole number.

e)	In case of any capital reorganization, reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing Corporation), consolidation of the Corporation with or merger of the Corporation with or into any other Corporation (other than a consolidation or merger in which the Corporation is the continuing Corporation) or the sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other Corporation, the record holder of each share of Series A Convertible Preferred Stock then outstanding will have the right after the reorganization, reclassification, consolidation, merger, or sale to convert such share into the kind and amount of shares of stock or other securities or property which the Common Stock issuable (at the time of such reorganization, reclassification, consolidation, merger, or sale) upon conversion of the share of Series A Convertible Preferred Stock would have been entitled to receive upon reorganization, reclassification, consolidation, merger, or sale if the Series A Convertible Preferred Stock had been converted immediately prior to the effective date of reorganization, reclassification, consolidation, merger, or sale. The instrument effecting or providing for reorganization, reclassification, consolidation, merger, or sale provides for subsequent adjustments which will be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8, and the provisions of this Section 8(e) shall similarly apply to successive reorganizations, consolidations, mergers, or sales.

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f)	The issue of stock certificates on conversions of Series A Convertible Preferred Stock will be made without charge to the converting holder for any tax in respect of the issue. The Corporation will not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in the name other than that of the record holder of any Series A Convertible Preferred converted, and the Corporation will not be required to issue or deliver any stock certificate unless and until the person or persons requesting the issue thereof will have paid to the Corporation the amount of the tax or will have established to the satisfaction of the Corporation that the tax has been paid.

g)	The Corporation will at all times provide, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, shares into which the outstanding shares of Series A Convertible Preferred Stock are then convertible sufficient to provide for the conversion. If any shares of Common Stock to be provided for the purpose of conversion of Series A Convertible Preferred Stock require registration with or approval of any governmental authority under any federal or state law, before the shares may be validly issued upon conversion, then the Corporation covenants that it will in good faith and as expeditiously as possible endeavor to secure such registration or approval.

h)	The Corporation shall not effect any conversion of the Series A Convertible Preferred Stock, and a holder shall not have the right to convert any portion of the Series A Convertible Preferred Stock, to the extent that, after giving effect to the conversion, such holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its affiliates shall include the number of shares of common Stock issuable upon conversion of the Series A Convertible Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series A Convertible Preferred Stock beneficially owned by such holder or any of its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A Convertible Preferred Stock) beneficially owned by such holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 8(h), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this Section 8(h) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such holder together with any affiliates) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of a notice of conversion shall be deemed to be such holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such holder together with any affiliates) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the holder will be deemed to represent to the Corporation each time it delivers a notice of conversion that such notice of conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 8(h), in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Securities Exchange Commission (the “Commission”), as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a holder, the Corporation shall within two (2) business days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock held by the applicable holder.

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9)	Voting Rights. Holders of the Series A Convertible Preferred Stock will not have any voting rights, except as set forth in this Section 9 or as otherwise required by law. On each matter on which holders of Series A Convertible Preferred Stock are entitled to vote, each share of Series A Convertible Preferred Stock will be entitled to one vote, except that when shares of any other class or series of preferred stock the Corporation may issue have the right to vote with the Series A Convertible Preferred Stock as a single class on any matter, the Series A Convertible Preferred Stock and the shares of each such other class or series will have one vote for each $11.00 of liquidation preference (excluding accumulated dividends).

a) The provisions of this Section 9 apply to the Series A Convertible Preferred Stock and to other series of preferred stock to which this Section 9 is expressly made applicable by reference in the resolutions of the Board of Directors providing for the issue of other series (“Applicable Preferred Stock”).

b) Whenever dividends on any share of any series of Applicable Preferred Stock have not have been paid in an aggregate amount equal to four monthly dividends on the share, the holders of the Applicable Preferred Stock will have the exclusive and special right (in addition to any other voting rights), voting separately as a class and without regard to series, to elect at an annual meeting of shareholders or special meeting held in place of it, or at a special meeting of the holders of the Applicable Preferred Stock called as mentioned previously provided, one member of the Board of Directors, until all arrearages in dividends and dividends in full for the current monthly period have been paid, provided that the election of any such member of the Board of Directors will not cause the Company to violate the corporate governance requirements of the NASDAQ Capital Market (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; provided further that such member of the Board of Directors shall not be subject to any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

c) At any time after the holders of the Applicable Preferred Stock will have become entitled to elect one member of the Board of Directors, and upon written request of holders of record of at least 51% of the shares of the convertible preferred stock then outstanding addressed to the corporate secretary at the principal office of the Corporation, the corporate secretary will call a special meeting of the holders of the convertible preferred stock for the purpose of electing the directors, to be held at the place of annual meetings of shareholders of the Corporation as soon as practicable after the receipt of the request, upon the notice provided by law and the bylaws of the Corporation for the holding of special meetings of shareholders; provided, however, that the corporate secretary need not call any special meeting if the next annual meeting of shareholders is to convene within thirty (30) days after the receipt of such request.

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d) At any meeting at which the holders of the Applicable Preferred Stock are entitled to vote for the election of one director as above provided, the holders of 51% of the applicable convertible preferred stock then outstanding present in person or by proxy constitute a quorum for the election of the one directors and for no other purpose, and the vote of the holders of a majority of the Applicable Preferred Stock so present at any meeting at which there is a quorum will be sufficient to elect one director. The election of the director automatically increases the number of members of the Board of Directors by the number of directors so elected. The persons so elected as directors by the holders of the Applicable Preferred Stock will hold office until the next annual meeting of shareholders and until their successors will have been elected by such holders or until the right of the holders of the Applicable Preferred Stock to vote as a class in the election of directors will be divested as provided in Section 9(b). Upon divestment of the right to elect a director as above provided, any director so elected by the holders of the Applicable Preferred Stock will cease to be a director of the Corporation, and the number of directorships will automatically be reduced accordingly. If a vacancy occurs in a directorship elected by the holders of the Applicable Preferred Stock voting as a class, a successor may be appointed by the remaining director so elected by the holders of the Applicable Preferred Stock.

e) At any meeting or any adjournment, the holders of a majority of the Applicable Preferred Stock present in person or by proxy will have power to adjourn from time to time the meeting for the election of the director that they are entitled to elect voting as a class, without notice other than announcement at the meeting, until a quorum shall be present.

f) The Corporation will not: (i) establish any other series of preferred stock ranking senior to, or authorize any other class of stock ranking prior to or issuable in series which may, by resolutions of the Board of Directors providing for the issue of the series, rank senior to, the Series A Convertible Preferred Stock, either as to dividends or upon liquidation, or increase the authorized number of shares of any such other class or series of stock, or reclassify any authorized shares of capital stock of the Corporation into any class or series of capital stock ranking senior to the Series A Convertible Preferred Stock either as to dividends or upon liquidation, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such class or series of capital stock senior to the Series A Convertible Preferred Stock either as to dividends or upon liquidation, or (ii) amend, alter, or repeal any of the provisions of the certificate of incorporation or of this Certificate of Designation so as to affect adversely the preferences, special rights, or powers of the holders of Series A Convertible Preferred Stock, or (iii) effect a merger or consolidation which would affect adversely the preferences, special rights, or powers of the holders of the Series A Convertible Preferred Stock, without the consent given in writing without a meeting, or the affirmative vote given in person or by proxy at a meeting called for the purpose, by the holders of at least 51% of the shares of convertible preferred stock then outstanding.

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10)	Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall use its best efforts to (a) transmit by mail to all holders of Series A Convertible Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation’s would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required) and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series A Convertible Preferred Stock. The Corporation shall mail the reports to the holders of Series A Convertible Preferred Stock within fifteen (15) days after the respective dates by which the Corporation would have been required to file the reports with the Commission if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a “non-accelerated filer” in accordance with the Exchange Act.

11)	Record Holders. The Corporation and the Transfer Agent shall deem and treat the record holder of any shares of Series A Convertible Preferred Stock as the true and lawful owner thereof for all purpose and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

12)	Sinking Fund. The Series A Convertible Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

13)	Preemptive Rights. No holders of Series A Convertible Preferred Stock will, as holders of Series A Convertible Preferred Stock, have any preemptive rights to purchase or subscribe for the Corporation’s Common Stock or any of its other securities.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 10th of November, 2021.

ESPORTS ENTERTAINMENT GROUP, INC.

By:	/s/ Grant Johnson
Name:	Grant Johnson
Title:	Chief Executive Officer

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